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Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Form S-4 (the "Registration Statement") of US Gold Corporation of our report dated March 30, 2011, except for Note 2.a., which is as of June 6, 2011, relating to the consolidated financial statements of Minera Andes Inc. (the "Company") and our report dated March 30, 2011 on the effectiveness of internal control over financial reporting as of December 31, 2010, which appear in the Annual Report on Form 40-F/A of the Company for the year ended December 31, 2010. We also consent to the reference to us under the heading "Experts" in the Registration Statement.

/s/ KPMG LLP

Chartered Accountants, Licensed Public Accountants
Toronto, Canada

December 2, 2011

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  Exhibit 23.2